UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 20, 2022

LEXARIA BIOSCIENCE CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-52138	20-2000871
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 – 740 McCurdy Road, Kelowna, BC Canada	V1X 2P7
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(250) 765-6424

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share Warrants to Purchase Common Stock	LEXX LEXXW	The Nasdaq Capital Market The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.0 Entry into a Material Definitive Agreement

Lexaria Bioscience Corp. (“Lexaria”), through its wholly-owned subsidiary Lexaria Hemp Corp., (“Hempco”) entered into a Definitive Intellectual Property License Agreement with Premier Wellness Science Co., Ltd. (“Premier”) a Japanese based R & D and product development company in the field of health, beauty, anti-aging and sports (the “Hempco Agreement”). The Hempco Agreement provides Premier with the perpetual, exclusive rights to utilize Lexaria’s patented DehydraTECH technology (the “Technology”) with hemp ingredients containing no more than 0.01% THC to produce consumable non-liquid, consumable liquid and topical skin products (the “Products”) in Japan (the “Territory”). The exclusive rights are subject to two historically issued licenses for the use of the Technology in Japan, where currently those historic licenses have not been actively utilized. The Hempco Agreement also provides Premier with the right to sublicense the Technology in the Territory to Lexaria approved third parties for the purposes of manufacturing the Products in the Territory.

In order to encourage the expansion of DehydraTECH-enhanced Products within Asia, Premier has also been provided with a right of first refusal until May 20, 2025, to any license for the Technology in the nations of the People’s Republic of China and the Republic of Korea.

As consideration for the exclusive rights to use and sublicense the Technology for the production of the Products in the Territory, Premier has agreed to pay certain license fees to Hempco commencing on May 20, 2023 (the “License Fees”). The License Fees include an annual territory fee and usage license fees based on an agreed percentage of revenues earned by Premier from Product sales or sublicenses, commencing after the first anniversary of the Agreement. In addition, Premier has agreed to pay minimum fees of $16,875 per quarter commencing with the quarter ended November 30, 2022 with the minimum fees increasing to US$60,000 per quarter commencing with the quarter ended November 30, 2023, increasing again to US$150,000 per quarter commencing with the quarter ended November 30, 2024 and increasing again to US$332,500 per quarter commencing with the quarter ended November 30, 2025. If any usage fees exceed the applicable minimum fee during any quarter, the minimum fee will be waived.

The parties have agreed to a mandatory compensation review and renegotiation prior to August 15, 2027, to maintain the perpetual rights provided by the Hempco Agreement.

Item 8.01 Other Events

Non-Material Licenses

Lexaria, through its wholly-owned subsidiary Lexaria Pharmaceutical Corp., (“Pharma”) entered into a Definitive Intellectual Property License Agreement (the “Pharma Agreement”) with Valcon Medical A/S (“Valcon”) a company licensed under the Danish Development Scheme that manufactures and distributes medical cannabis products in the European Union and United Kingdom (the “Territory”) pursuant to regulated magistral and pilot programs. The Pharma Agreement is the first license entered into with Pharma and provides Valcon with non-exclusive rights, for a period of ten (10) years, to utilize Lexaria’s patented DehydraTECH technology (the “Technology”) with medical cannabis to produce bulk powders, solid oral dosage and topical products (the “Products”) in the Territory.

Due to the regulations surrounding the Products and their sale within the Territory, the consideration which Valcon is providing to Pharma is based on regulatory milestones, which may not be successfully completed. If successfully completed, these milestones consisting of batch validations and marketing authorization approvals would result in milestone payments to Pharma. After completion of the milestones, and the commercialization of the Products, Valcon would compensate Pharma based on an agreed upon royalty for the Products.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEXARIA BIOSCIENCE CORP.

/s/ Chris Bunka
Chris Bunka
CEO, Principal Executive Officer

Date: June 3, 2022

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